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                                                                    EXHIBIT 10.4


                           LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of March 21, 2001 by and between Maxim Pharmaceuticals, Inc. (the "Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated on or about October 9, 2000, as may be amended from time to time (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Term Line in the original principal amount of Four Million Dollars ($4,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         A.       MODIFICATION(S) TO LOAN AGREEMENT.

                  1. The following term as defined in Section 1.1 entitled "Definitions" is hereby amended to read as follows:

                           "Committed Term Line" means a credit extension of up to Three Million Two Hundred Thousand Dollars ($3,200,000).

                  2. The term "Term Availability End Date" as defined in paragraph "(a)" under Section 2.1.2 entitled "Term
                           Loans: Etc." is hereby amended to mean September 30, 2001.

                  3. Notwithstanding the terms and conditions contained in paragraph "(a)" under Section 2.1.2 entitled "Term
                           Loans: Etc.", (i) the first Term Loan is not required to be made substantially concurrently with the execution of the Loan Agreement; (ii) Term Loans may be used to finance Equipment purchased on or after October 1, 2000; and (iii) the original principal amount of Term Loans relating to leasehold improvements and/or software licenses shall not exceed $1,200,000.

                  4.       Paragraph "(d)" under Section 2.1.2 entitled "Term
                           Loans: Etc." is hereby amended in part to provide that Term Loan payments shall begin on November 1, 2001 and a final payment will be due no later than April 1, 2005.

                  5. Notwithstanding the terms and conditions contained in paragraph "(f)" under Section 2.1.2 entitled "Term Loans, Etc.", the repayment fees are amended as follows:

                           From October 1, 2001 through September 30, 2002: 3%; From October 1, 2002 through September 30, 2003: 2%; From October 1, 2003 through September 30, 2004: 1%; From October 1, 2004 through April 1, 2005: 0%.


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                  6.       The minimum aggregate balance required, as described
                           in Section 6.7 entitled "Principal Depository", is hereby decreased from $5,000,000 to $4,000,000.

                  7. Section 6.9 entitled "Financial Covenant" is hereby amended to read as follows:

                           Borrower will maintain at all times a Remaining Months Liquidity of at least 9 months, to be tested quarterly.

                           "Remaining Months Liquidity" is defined as Liquidity divided by Cash Burn.

                           "Liquidity" is defined as: Unrestricted cash and equivalents.

                           "Cash Burn" is defined as: Net after-tax income
                           (loss) plus amortization and depreciation.

                           Borrower shall maintain a certificate of deposit to be held on account with Bank in a minimum principal amount equivalent to 100% of the aggregate outstanding Obligations at such time as Borrower fails to meet this Remaining Months Liquidity covenant and until such time as Borrower restores and maintains compliance with the terms of this Agreement. Provided Borrower maintains such certificate of deposit held on account with Bank, it shall not be deemed an Event of Default if Borrower does not comply with this Remaining Months Liquidity covenant.

         B.       WAIVER OF DEFAULT.

                  1. Bank hereby waives Borrower's existing default under the Loan Agreement by virtue of Borrower's failure to comply with Section 8.11 entitled "Recall of Governmental Disapproval of Borrower's Products" as a result of the Food and Drug Administration not approving Borrower's Ceplene product in January, 2001. Bank's waiver of Borrower's compliance of this covenant shall apply only to such specific instance. Accordingly, for the term of the Loan Agreement, Borrower shall be in compliance with this covenant.

                           Bank's agreement to waive the above-described default
                           (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described term as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of this term as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other terms or covenants as of any date.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Two Thousand Five Hundred Dollars ($2,500)(the "Loan Fee"), plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations,


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warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

         This Loan Modification Agreement is executed as of the date first written above.


BORROWER:                                  BANK:

MAXIM PHARMACEUTICALS, INC.                SILICON VALLEY BANK



By: /s/ Dale A. Sander                     By: /s/ Linda S. Le Beau

Name: Dale A. Sander                       Name: Linda S. Le Beau

Title: Chief Financial Officer             Title: Senior Vice President